Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder

Albero, Corp.

We hereby consent to the use in the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated December 30, 2014, relating to the balance sheet of Albero, Corp. (the “Company”) as of October 31, 2014 and the related statements of operations, stockholder’s equity and cash flows for the period from November 19, 2013 (inception) through October 31, 2014, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li and Company, PC

Li and Company, PC

Skillman, New Jersey

February 20, 2015